Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 8, 2021, Viasat, Inc. (the Company or Viasat) entered into a Share Purchase Agreement (the Purchase Agreement) with the shareholders of Connect Topco Limited (referred to herein as Inmarsat Holdings and, collectively with its subsidiaries, Inmarsat) and certain management and employees who held options and shares of a subsidiary of Inmarsat Holdings that were exchanged for shares of Inmarsat Holdings prior to closing (collectively, the Sellers), for the acquisition of Inmarsat (the Transaction). On May 30, 2023, Viasat purchased all of the issued and outstanding shares of Inmarsat Holdings from the Sellers pursuant to the Purchase Agreement in exchange for the payment of approximately $550.7 million in cash (after giving effect to the reduction resulting from the dividend paid by Inmarsat Holdings in April 2022), subject to adjustments, and the issuance of 46,363,636 unregistered shares of Viasat common stock.

In connection with the closing of the Transaction, on May 30, 2023, Viasat entered into (1) a $616.7 million senior secured term loan facility (the 2023 Term Loan Facility), and (2) a $733.4 million unsecured bridge loan facility (the Bridge Facility and, together with the 2023 Term Loan Facility, the Transaction Financing), which were both fully drawn at closing. The cash portion of the consideration payable in the Transaction was funded with a portion of the proceeds from the Transaction Financing.

These unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended March 31, 2023 combine the historical consolidated statements of operations and comprehensive income of Viasat for the fiscal year ended March 31, 2023 with the historical consolidated income statements of Inmarsat Holdings for the twelve months ended March 31, 2023, giving effect to the Transaction and the Transaction Financing as if they had each occurred on April 1, 2022, and the assumptions and adjustments set forth in the accompanying explanatory notes. Viasat and Inmarsat Holdings have different fiscal years. Therefore, Inmarsat’s results for the twelve-month period ended March 31, 2023 were derived by subtracting Inmarsat’s historical results of operations for the three months ended March 31, 2022 from its historical results of operations for the year ended December 31, 2022 and adding Inmarsat’s historical results of operations for the three months ended March 31, 2023. The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical consolidated balance sheet of Viasat and the historical unaudited condensed consolidated balance sheet of Inmarsat Holdings as of March 31, 2023, giving effect to the Transaction and the Transaction Financing as if they had each occurred on March 31, 2023, and the assumptions and adjustments set forth in the accompanying explanatory notes.

The unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

●

The historical audited consolidated financial statements of Viasat as of and for the fiscal year ended March 31, 2023, and the related notes, included in Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023;

●

The historical audited consolidated financial statements of Inmarsat Holdings as of and for the fiscal year ended December 31, 2022, and the related notes, included in Viasat’s Current Report on Form 8-K/A dated May 26, 2023; and

●

The historical unaudited condensed consolidated interim financial statements of Inmarsat Holdings as of and for the three months ended March 31, 2023, and the related notes, included in Viasat’s Current Report on Form 8-K/A dated May 26, 2023.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations in accordance with US GAAP, with Viasat considered the acquirer of Inmarsat for accounting purposes.

The unaudited preliminary pro forma adjustments for the Transaction were made primarily to reflect:

●

Certain adjustments and reclassifications to conform the historical financial information of Inmarsat from International Financial Reporting Standards (IFRS) to US GAAP and the effect of these adjustments on income tax, as well as reclassification to conform the historical financial information of Inmarsat to Viasat’s presentation.

●	Transaction accounting adjustments:

o

The acquisition of Inmarsat by Viasat, including application of the acquisition method of accounting in connection with the Transaction, such as changes in the carrying values of certain assets and liabilities based on a preliminary valuation analysis to reflect their estimated fair values, including values assigned to previously unrecognized intangible assets and related changes in amortization expenses;

o	Transaction costs and fees in connection with the Transaction; and

o	The effect of the above adjustments on income tax.

●	Financing and other adjustments:

o	The incurrence of $1.35 billion of Transaction Financing, consisting of the $616.7 million 2023 Term Loan Facility, and the $733.4 million Bridge Facility;

o	Debt issuance costs, original issue discount (OID) and interest expense relating to the Transaction Financing; and

o	The effect of the above adjustments on income tax.

Pursuant to the acquisition method of accounting, the total purchase price for the Transaction has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective estimated fair values at March 31, 2023. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the Transaction, the actual amounts recorded in connection with the acquisition, which will be based on the fair value of the assets acquired and liabilities assumed on the closing date of the Transaction, may differ materially from the information presented. Viasat has determined the preliminary fair value of the tangible and intangible assets at the unaudited pro forma condensed combined balance sheet date of March 31, 2023. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed. Viasat expects that the strategic and financial benefits of the Transaction will result in potentially significant operating synergies and cost savings opportunities. However, given the preliminary nature of those operating synergies and cost savings, neither they, nor the costs of integration activities that could result from the Transaction, have been reflected in the following unaudited pro forma condensed combined statements of operations for either period.

The unaudited pro forma condensed combined financial information set forth below has been prepared for illustrative purposes only. The unaudited pro forma condensed combined financial information set forth below contains adjustments that are based on preliminary estimates, many of which are inherently uncertain. The actual results reported in periods following the date of this Current Report on Form 8-K/A may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to: differences between the assumptions used to prepare these unaudited pro forma condensed combined financial statements and actual amounts, preliminary allocation of the total purchase price, cost savings from operating efficiencies, differences resulting from potential synergies, the impact of the incremental costs incurred in integrating the Inmarsat business, or Viasat’s or Inmarsat’s results of operations, financial condition or other transactions or developments since March 31, 2023. The assets and liabilities of Inmarsat have been measured based on various preliminary estimates using assumptions that Viasat believes are reasonable based on information that is currently available. Accordingly, the following unaudited pro forma condensed combined financial information should not be considered illustrative of what our financial condition or results of operations would have been had the Transaction and the Transaction Financing been completed on the dates indicated in the unaudited pro forma condensed combined financial information and does not purport to project Viasat’s future financial condition and results of operations after giving effect to these transactions. The Company therefore cautions you not to place undue reliance on the following unaudited pro forma condensed combined financial information.

Unaudited pro forma condensed combined

balance sheet as of March 31, 2023

	Historical Mar. 31, 2023 Viasat	Historical Mar. 31, 2023 Inmarsat Holdings After Reclassification (Note 1)
(In thousands)			IFRS to US GAAP Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Financing and Other Adjustments (Note 5)		Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,348,854	$233,400	$—		$(550,702)	(a)	$1,243,447	(1)	$2,274,999
Restricted cash	30,532	—	—		—		—		30,532
Short-term investments	—	46,000	—		—		—		46,000
Accounts receivable, net	419,934	261,200	—		—		—		681,134
Inventories	268,563	62,800	—		—		—		331,363
Prepaid expenses and other current assets	176,629	127,100	—		—		(4,936)	(1)	298,793

Total current assets	2,244,512	730,500	—		(550,702)		1,238,511		3,662,821
Property, equipment and satellites, net	4,378,283	3,249,200	—		930,000	(b)	—		8,557,483
Operating lease right-of-use assets	281,757	90,300	—	(cc)	—		—		372,057
Other acquired intangible assets, net	201,205	1,862,400	—		437,600	(b)	—		2,501,205
Goodwill	158,542	868,400	—		(34,065)	(b)	—		992,877
Other assets	466,038	94,900	—		—		1,482	(1)	562,420

Total assets	$7,730,337	$6,895,700	$—		$782,833		$1,239,993		$16,648,863

Liabilities and equity
Current liabilities:
Accounts payable	$271,548	$141,700	$—		$—		$—		$413,248
Accrued and other liabilities	647,232	1,292,800	(1,000)	(bb)	86,557	(d)	(9,240)	(1)	1,358,349
					(658,000)	(b)
Current portion of long-term debt	37,939	17,500	—		—		3,084	(2)	58,523

Total current liabilities	956,719	1,452,000	(1,000)		(571,443)		(6,156)		1,830,120
Senior notes	1,689,186	2,066,500	—		(302,450)	(b)	—		3,453,236
Other long-term debt	732,315	1,566,900	50,967	(aa)	(135,967)	(b)	613,616	(2)	3,483,829
			—				733,400	(2)
							(77,402)	(2)
Non-current operating lease liabilities	273,006	90,500	—	(cc)	—		—		363,506
Other liabilities	218,542	826,500	1,000	(bb)	610,870	(b)	—		1,644,170
			(12,742)	(aa)

Total liabilities	3,869,768	6,002,400	38,225		(398,990)		1,263,458		10,774,861

Stockholders’ equity:
Common stock	8	2,350,000	—		(2,350,000)	(c)	—		13
					5	(a)
Additional paid-in capital	2,540,679	—	—		2,123,450	(a)	—		4,664,129
Retained earnings (accumulated deficit)	1,318,336	(1,512,300)	(38,225)	(aa)	1,550,525	(c)	(23,465)	(1)	1,208,314
					(86,557)	(d)
Accumulated other comprehensive (loss) income	(34,713)	49,300	—		(49,300)	(c)	—		(34,713)

Total stockholders’ equity	3,824,310	887,000	(38,225)		1,188,123		(23,465)		5,837,743
Noncontrolling interest in subsidiary	36,259	6,300	—		(6,300)	(c)	—		36,259

Total equity	3,860,569	893,300	(38,225)		1,181,823		(23,465)		5,874,002

Total liabilities and equity	$7,730,337	$6,895,700	$—		$782,833		$1,239,993		$16,648,863

Unaudited pro forma condensed combined statement of operations for the year ended March 31, 2023

(In thousands, except per share data)	Historical Year Ended Mar. 31, 2023 Viasat	Historical Twelve Months Ended Mar. 31, 2023 Inmarsat Holdings After Reclassification (Note 1)	IFRS to US GAAP Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Financing and Other Adjustments (Note 5)		Pro forma Combined

Revenues:
Product revenues	$954,126	$98,400	$—		$—		$—		$1,052,526
Service revenues	1,602,032	1,430,300	—		—		—		3,032,332

Total Revenues	2,556,158	1,528,700	—		—		—		4,084,858
Operating expenses:
Cost of product revenues	736,446	88,500	—		—		—		824,946
Cost of service revenues	1,098,308	676,000	—		66,429	(f)	—		1,840,737
Selling, general and administrative	718,626	218,100	2,736	(dd)	86,557	(j)			1,053,619
			27,600	(gg)
Independent research and development	128,923	16,800	—		—		—		145,723
Amortization of acquired intangible assets	29,811	238,200	—		(38,914)	(g)	—		229,097

Income (loss) from continuing operations	(155,956)	291,100	(30,336)		(114,072)		—		(9,264)
Interest income	19,512	8,600	—		—		—		28,112
Interest expense	(26,809)	(194,500)	12,083	(ff)	(122,672)	(h)	(151,805)	(4)	(477,619)
			2,736	(dd)
			3,348	(ee)
Other income, net	1,098	—	—		—		—		1,098

Income (loss) from continuing operations before income taxes	(162,155)	105,200	(12,169)		(236,744)		(151,805)		(457,673)
(Provision for) benefit from income taxes from continuing operations	(49,418)	(35,000)	(3,021)	(hh)	(10,015)	(k)	35,674	(5)	(37,528)
			(3,348)	(ee)
			27,600	(gg)
Equity in income (loss) of unconsolidated affiliate, net	(66)	8,800	—		—		—		8,734

Net income (loss) from continuing operations	(211,639)	79,000	9,062		(246,759)		(116,131)		(486,467)
Less: Net income (loss) attributable to noncontrolling interest	5,942	1,300	—		(1,300)	(i)	—		5,942

Net income (loss) from continuing operations attributable to Viasat, Inc.	$(217,581)	$77,700	$9,062		$(245,459)		$(116,131)		$(492,409)

Basic net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(2.87)								$(4.03)
Diluted net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(2.87)								$(4.03)
Shares used in computing basic net income (loss) per share	75,915				46,364	(l)			122,279
Shares used in computing diluted net income (loss) per share*	75,915				46,364	(l)			122,279

* As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

Notes to unaudited pro forma condensed combined

financial statements

1.	Basis of pro forma presentation

The historical financial information of Viasat is reported pursuant to US GAAP, while the historical financial information of Inmarsat is reported pursuant to IFRS. As discussed in Note 3, certain adjustments and reclassifications have been made to conform the historical financial information of Inmarsat from IFRS to US GAAP. Viasat is in the process of performing a detailed review of Inmarsat’s accounting policies. As a result of that review, Viasat may identify differences between the accounting policies of Viasat and Inmarsat that, when conformed, could have a material impact on the consolidated financial statements of the combined company. As of the date of these unaudited pro forma condensed combined financial statements, Viasat is not aware of any significant accounting policy differences. Further, there were no material intercompany transactions and balances between Viasat and Inmarsat as of and for the year ended March 31, 2023.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with the authoritative guidance for business combinations (Accounting Standards Codification (ASC) 805) based on the historical consolidated financial statements of Viasat and Inmarsat Holdings, with Viasat as the accounting acquirer. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their acquisition date fair value, while acquisition-related transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Transaction costs that have been already recognized in the historical financial statements of Viasat and Inmarsat Holdings have not been eliminated in the pro forma condensed combined financial statements. Viasat has made significant assumptions and estimates in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change from the date of the Transaction closing date through to the end of the purchase price allocation period (up to one year from the acquisition closing date) as Viasat finalizes the valuations of the net tangible assets, intangible assets and certain tax attributes acquired. In particular, the final valuations of identifiable intangible assets, property values and realization of net operating losses acquired may change significantly from Viasat’s preliminary estimates. These changes could result in material variances between Viasat’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

Reclassifications of Inmarsat Holdings’ historical financial statements

The following reclassifications have been made to the presentation of Inmarsat Holdings’ historical financial statements in order to conform to Viasat’s presentation:

Balance sheet reclassifications:

•	As of March 31, 2023, short-term deposits amounted to $46.0 million. Short-term deposits were reclassified to short-term investments as of March 31, 2023.

•

As of March 31, 2023, trade and other receivables (current) amounted to $342.2 million. Trade and other receivables (current) were reclassified to accounts receivable, net for $261.2 million and prepaid expenses and other current assets for $81.0 million as of March 31, 2023.

•

As of March 31, 2023, derivative financial instruments (current) amounted to $42.8 million, finance lease receivable (current) amounted to $0.2 million and current tax assets amounted to $3.1 million. Derivative financial instruments (current), finance lease receivable (current) and current tax assets were reclassified to prepaid expenses and other current assets as of March 31, 2023.

•	As of March 31, 2023, property, plant and equipment amounted to $3,249.2 million. Property, plant and equipment was reclassified to property, equipment and satellites, net as of March 31, 2023.

•

As of March 31, 2023, intangible assets amounted to $2,730.8 million. Intangible assets were reclassified to other acquired intangible assets, net for $1,862.4 million and goodwill for $868.4 million as of March 31, 2023.

•

As of March 31, 2023, derivative financial instruments (non-current) amounted to $24.2 million, investments amounted to $29.1 million, lease receivable (non-current) amounted to $0.3 million, other receivables amounted to $5.4 million and deferred tax asset amounted to $35.9 million. Derivative financial instruments (non-current), investments, lease receivable (non-current), other receivables and deferred tax asset were reclassified to other assets as of March 31, 2023.

•	As of March 31, 2023, right of use assets (non-current) amounted to $90.3 million. Right of use assets (non-current) were reclassified to operating lease right-of-use assets as of March 31, 2023.

•	As of March 31, 2023, borrowings (current) amounted to $17.5 million. Borrowings (current) were reclassified to current portion of long-term debt as of March 31, 2023.

•

As of March 31, 2023, trade and other payables (current) amounted to $1,350.3 million. Trade and other payables (current) were reclassified to accounts payable for $141.7 million and accrued and other liabilities for $1,208.6 million as of March 31, 2023.

•

As of March 31, 2023, provisions (current) amounted to $1.8 million, current tax liabilities amounted to $73.5 million and lease obligations (current) amounted to $8.9 million. Provisions (current), current tax liabilities and lease obligations (current) were reclassified to accrued and other liabilities as of March 31, 2023.

•

As of March 31, 2023, borrowings (non-current) amounted to $3,633.4 million. Borrowings (non-current) were reclassified to senior notes for $2,066.5 million and other long-term debt of $1,566.9 million as of March 31, 2023.

•

As of March 31, 2023, other payables (non-current) amounted to $13.1 million, provisions amounted to $3.6 million and deferred tax liabilities amounted to $809.8 million. Other payables (non-current), provisions and deferred tax liabilities were reclassified to other liabilities as of March 31, 2023.

•	As of March 31, 2023, lease obligations (non-current) amounted to $90.5 million. Lease obligations (non-current) were reclassified to non-current operating lease liabilities as of March 31, 2023.

•	As of March 31, 2023, ordinary shares amounted to $2,350.0 million. Ordinary shares were reclassified to common stock as of March 31, 2023.

•	As of March 31, 2023, hedge and other reserves amounted to $49.3 million. Hedge and other reserves were reclassified to accumulated other comprehensive income (loss) as of March 31, 2023.

•	As of March 31, 2023, non-controlling interest amounted to $6.3 million. Non-controlling interest was reclassified to noncontrolling interest in subsidiary as of March 31, 2023.

Statement of operations reclassifications:

Under IFRS, Inmarsat has elected to present its consolidated income statement on the basis of the nature of the expenditure incurred, which is one of the two methods of presentation acceptable under IFRS. The other method of presentation is a functional presentation, which is the method of presentation used by Viasat under US GAAP. As a result, it is necessary to allocate the nature of items presented in Inmarsat’s consolidated income statement to the functional captions used by Viasat. The reclassifications made are described below:

•

Revenue for the twelve months ended March 31, 2023 amounted to $1,528.7 million. Revenue was reclassified to product revenues for $98.4 million and service revenues for $1,430.3 million for the twelve months ended March 31, 2023.

•

Employee benefit costs for the twelve months ended March 31, 2023 amounted to $342.4 million. Employee benefit costs were reclassified to cost of service revenues for $215.0 million and selling, general and administrative expense for $127.4 million for the twelve months ended March 31, 2023.

•

Network and satellite operations costs for the twelve months ended March 31, 2023 amounted to $176.2 million. Network and satellite operations costs were reclassified to cost of service revenues for $121.1 million and selling, general and administrative expense for $55.1 million for the twelve months ended March 31, 2023.

•

Impairment of financial assets expenses for the twelve months ended March 31, 2023 amounted to $19.9 million. Impairment of financial assets were reclassified to cost of service revenues for the twelve months ended March 31, 2023.

•

Other operating costs for the twelve months ended March 31, 2023 amounted to $187.0 million. Other operating costs were reclassified to cost of product revenues for $88.5 million, cost of service revenues for $13.9 million, selling, general and administrative expense for $67.8 million and $16.8 million for independent research and development for the twelve months ended March 31, 2023.

•

Own work capitalized for the twelve months ended March 31, 2023 amounted to $49.6 million. Own work capitalized was reclassified to selling, general and administrative expense for the twelve months ended March 31, 2023.

•

Depreciation and amortization expenses for the twelve months ended March 31, 2023 amounted to $594.5 million. Depreciation and amortization expenses were reclassified to cost of service revenues for $345.9 million, selling, general and administrative expense for $10.4 million, and amortization of acquired intangible assets for $238.2 million for the twelve months ended March 31, 2023.

•

Loss on disposal for the twelve months ended March 31, 2023 amounted to assets of $6.5 million. Loss on disposal was reclassified to selling, general and administrative expense for the twelve months ended March 31, 2023.

•

Impairment of assets for the twelve months ended March 31, 2023 amounted to $0.5 million. Impairment of assets was reclassified to selling, general and administrative expense for the twelve months ended March 31, 2023.

•

Share of profit of associates for the twelve months ended March 31, 2023 amounted to $8.8 million. Share of profit of associates was reclassified to equity in income (loss) of unconsolidated affiliate, net for the twelve months ended March 31, 2023.

•	Financing income for the twelve months ended March 31, 2023 amounted to $8.6 million. Financing income was reclassified to interest income for the twelve months ended March 31, 2023.

•	Financing costs for the twelve months ended March 31, 2023 amounted to $194.5 million. Financing costs were reclassified to interest expense for the twelve months ended March 31, 2023.

•

Taxation charge for the twelve months ended March 31, 2023 amounted to $35.0 million. Taxation charge was reclassified to (provision for) benefit from income taxes for the twelve months ended March 31, 2023.

2. Consideration transferred and preliminary estimated purchase price allocation

For purposes of developing the unaudited pro forma condensed combined financial information as of March 31, 2023, acquired assets of Inmarsat, including identifiable intangible assets, and liabilities assumed, have been recorded at their estimated fair values with the excess purchase price assigned to goodwill, of which it is estimated that approximately $500.6 million and $333.7 million of goodwill would be recorded to Viasat’s satellite services segment and government systems segment, respectively. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information currently available. Detailed valuations and assessments, including valuations of intangible and tangible assets and liabilities assumed, as well as the assessment of the tax positions and rates of the combined business, are in process and will not be completed until the end of the purchase price allocation period (up to one year from the Transaction closing date). The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent Viasat’s current best estimate of fair value and are subject to revision, which may result in material adjustments through the end of the purchase price allocation period.

In accordance with ASC 805, the 46.36 million of newly issued shares that were issued to the Sellers in the Transaction were valued for purposes of the unaudited pro forma condensed combined financial information using the closing price per share of Viasat common stock on May 30, 2023 (the closing date of the Transaction). The following sets forth the value of the consideration that was issued and paid to the Sellers in the Transaction:

(In thousands, except share data)
Number of shares of Viasat common stock issued to the Sellers	46,363,636
multiplied by the closing price per share of Viasat common stock on May 30, 2023	$45.80

Fair value of the Viasat common stock issued (total par value $5)	$2,123,455
Cash	550,702

Total consideration transferred	$2,674,157

For purposes of this pro forma analysis, the following is a preliminary estimate of the assets acquired and the liabilities assumed as if the Transaction had occurred on the pro forma balance sheet date, reconciled to value of the consideration transferred to the Sellers in the Transaction:

(In thousands)

Current assets	$730,500
Property, equipment and satellites	4,179,200
Identifiable intangible assets	2,300,000
Other assets	185,200

Total assets acquired	$7,394,900
Current liabilities	(793,000)
Long-term debt, excluding short-term portion	(3,245,950)
Deferred tax liability	(1,407,928)
Other long-term liabilities	(108,200)

Total liabilities assumed	$(5,555,078)
Goodwill	834,335

Total consideration transferred	$2,674,157

3.   Adjustments to Inmarsat historical financial statements to conform to US GAAP

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of Inmarsat’s financial information to identify differences in accounting policies as compared to those of Viasat and differences in financial statement presentation as compared to the presentation of Viasat, including certain adjustments and reclassifications to conform the historical financial information of Inmarsat from IFRS to US GAAP.

Viasat is in the process of performing a detailed review of Inmarsat’s accounting policies. As a result of that review, Viasat may identify differences between the accounting policies of Viasat and Inmarsat that, when conformed, could have a material impact on the consolidated financial statements of the combined company. During the preparation of these unaudited pro forma condensed combined financial statements, Viasat identified certain differences between IFRS and US GAAP, as noted further in the sections below regarding IFRS to US GAAP adjustments, including with respect to accounting for lease agreements. Such differences, for certain items, were immaterial to the periods presented in the unaudited pro forma financial information contained herein. As of the date of this Current Report on Form 8-K/A, Viasat is not aware of any significant accounting policy differences in addition to items identified below for the periods presented, but there can be no assurance that other differences will not be identified in connection with or following the closing of the Transaction or that such differences will be immaterial in future periods.

The adjustments to conform Inmarsat’s financial statements to US GAAP are included within the IFRS to US GAAP adjustments column of the pro forma financial statements, and are described as follows:

  Pro forma balance sheet IFRS to US GAAP adjustments:

(aa)    Restructuring of debt investments: Under IFRS, Inmarsat recognized a gain on refinancing of Inmarsat’s term loan in other income, net during the three months ended March 31, 2021 and the related amortization in interest expense. The refinancing of the term loan was not considered substantial and was not a troubled-debt restructuring, therefore under US GAAP, this refinancing is accounted for as a modification and no gain would be recognized. This adjustment removes the impact that the gain, net of amortization had on other long-term debt including the related estimated impact on deferred tax liabilities.

(bb)    Uncertain tax position (UTP): Under IFRS, Inmarsat records UTPs and related accrued interest within short-term liabilities, however under US GAAP, UTPs are classified as long-term liabilities unless the amounts are expected to be paid in cash within the next 12 months. For a portion of the recorded UTPs, there is no indication at this time that the payment will be made within the next 12 months and therefore under US GAAP such portion is recorded as long-term. This adjustment reclassifies the long-term portion of the UTP liability and related accrued interest associated with the UTP from accrued and other liabilities to other liabilities (long-term).

(cc)    Lease accounting: Under IFRS, all lessee leases are classified as financing leases, whereas under US GAAP leases are classified as operating or financing. Based on Viasat’s preliminary assessment, Inmarsat’s leases are classified as operating leases under US GAAP. Inmarsat’s historical financial statements classified leases in separate balance sheet line items, therefore Viasat mapped Inmarsat’s lease balance sheet lines to Viasat’s lease balance sheet lines.

  Pro forma statements of operations IFRS to US GAAP adjustments:

(dd)    Lease accounting: Under IFRS, the interest associated with leases is classified as interest expense, whereas under US GAAP operating leases are recorded as straight-line lease expense in selling, general and administrative expenses. This adjustment reclassifies the interest associated with leases incurred by Inmarsat from interest expense to selling, general and administrative expenses.

(ee)    Uncertain tax position: Under IFRS, the interest related to the UTP recorded by Inmarsat Holdings was classified as interest expense, however in accordance with Viasat’s US GAAP policy election, the interest is classified as provision for income taxes. This adjustment reclassifies the interest expense to provision for income taxes.

(ff)      Restructuring of debt investments: Under IFRS, Inmarsat recognized a gain of $76.4 million on refinancing of its term loan in other income, net during the three months ended March 31, 2021 and the related amortization in interest expense with a corresponding amount recorded as contra-other long-term debt. The refinancing of the term loan was not considered substantial and was not a troubled-debt restructuring, therefore under US GAAP, this refinancing would be accounted for as a modification and no gain would be recognized. This adjustment removes the amortization of the gain from interest expense.

(gg)    Uncertain tax position: Under IFRS, a foreign currency gain related to the settlement of a UTP recorded by Inmarsat in the three months ended March 31, 2023, was classified as selling, general and administrative expense, however in accordance with Viasat’s US GAAP policy election, the foreign currency gain related to the settlement of a UTP is classified as provision for income taxes. This adjustment reclassifies the foreign currency gain from selling, general and administrative expense to provision for income taxes.

(hh)    To record the estimated tax effect of IFRS to US GAAP adjustments. A United Kingdom current statutory tax rate of 19% and deferred statutory tax rate of 25% have been used for all periods presented.

4.   Transaction accounting adjustments

Pro forma balance sheet transaction accounting adjustments:

(a)       Reflects the consideration transferred to acquire Inmarsat as further described under Note 1 “Basis of pro forma presentation” and Note 2 “Consideration transferred and preliminary estimated purchase price allocation” above.

(b)       Reflects the acquisition method of accounting based on the estimated fair value of the assets (property, equipment and satellites and acquired intangible assets) and liabilities (deferred revenue and debt) of Inmarsat as described in Note 1 “Basis of pro forma presentation” and Note 2 “Consideration transferred and preliminary estimated purchase price allocation” above, including the related estimated impact on deferred tax liabilities. Deferred taxes are determined using tax rates that have been enacted by the balance sheet date and are expected to apply when the related asset is realized or the deferred tax liability is settled. The United Kingdom enacted tax rate of 25%, which became effective in April 2023, was used in establishing the deferred tax liability. New accounting principle Accounting Standards Update 2021-08, Business Combinations (ASC 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, is applicable for Viasat as of April 1, 2023, however as a registrant is prohibited from adopting a new accounting principle in the pro forma presentation until it has filed financial statements reflecting the adoption, the enclosed pro formas do not reflect the potential effect of this new accounting principle.

(c)       To eliminate Inmarsat’s historical equity, inclusive of accumulated deficit and equity balance held by Inmarsat’s previous stockholders, and accumulated other comprehensive income.

(d)       Represents the accrual of additional estimated transaction-related transaction costs estimated to be incurred by both Viasat and Inmarsat subsequent to their historical balance sheet dates. These costs will not affect Viasat’s income statement beyond 12 months after the acquisition date.

(e)       Not used.

Pro forma statements of operations transaction accounting adjustments:

(f)      Reflects the estimated incremental depreciation expense related to the estimated fair value adjustment of property, equipment and satellites based on the estimated useful lives. The depreciation has been recorded as an element of cost of service revenues based on the nature of the underlying assets.

(g)      Reflects estimated adjustment to amortization of acquired intangible assets related to the fair value adjustment based on estimated useful lives. Given the preliminary valuations of intangible assets, the sensitivity of the annual amortization expense was considered. A 20% change in the valuation of intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $39.9 million.

The following table provides a breakdown of the preliminary estimated amounts assigned to identifiable intangible assets assumed, their estimated useful lives as of March 31, 2023 and the total estimated adjustment to amortization of acquired intangible assets:

(In thousands)	Preliminary fair value	Weighted average	Estimated amortization
		estimated useful life (In years)	for twelve months ended March
			31, 2023
Customer relationships	$850,000	10	$85,000
Orbital assets	1,000,000	20	50,000
Other	450,000	7	64,286

Estimated amortization			199,286
Less: Inmarsat historical amortization expense			(238,200)

Total estimated adjustment to amortization of acquired intangible assets			$(38,914)

(h)       Reflects the estimated adjustment to amortization related to the estimated fair value adjustment of debt assumed from Inmarsat based on the straight-line basis, given the results of the effective interest rate method is not materially different. See transaction accounting adjustment for the fair value adjustment recorded in the unaudited pro forma condensed combined balance sheet.

(i)       Reflects the elimination of noncontrolling interest income (loss).

(j)       Represents the accrual of additional estimated Transaction-related transaction costs anticipated to be incurred as a result of the Transaction by both Viasat and Inmarsat. Transaction costs of $44.8 million (excluding $19.1 million of transaction costs incurred prior to April 1, 2022) are included in the historical income statement of Inmarsat for the twelve months ended March 31, 2023. Transaction costs of $41.4 million (excluding $26.3 million of transaction costs incurred prior to April 1, 2022) are included in the historical income statement of Viasat for fiscal year 2023. These costs will not affect Viasat’s income statement beyond twelve months after the acquisition date. The accrual of additional estimated Transaction-related transaction costs anticipated to be incurred are forward-looking. While these costs represent Viasat’s and Inmarsat’s current estimate of total Transaction-related transaction costs associated with the Transaction that have been and will be incurred, the actual amount and timing of recognition of these costs will be based on the final integration and other transaction-related costs following the consummation of the Transaction. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the Transaction will impact future results. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

(k)       To record the estimated tax effect of the taxable transaction accounting adjustments related to the Transaction. A blended US federal and state statutory tax rate (net of state valuation allowance) of 23.5%, the United Kingdom current statutory tax rate of 19% and the United Kingdom deferred statutory tax rate of 25% have been used the period presented for the applicable jurisdictions. This adjustment includes an increase in tax expense related to the estimated Base Erosion and Anti-Abuse Tax (BEAT) for the period based on the combined company.

(l)       To adjust shares used in computing basic and diluted net income (loss) per share to reflect the issuance of 46,363,636 shares of Viasat common stock as part of the consideration for the Transaction, calculated as if the shares were outstanding from the beginning of the period presented.

5.	Financing and other adjustments

Pro forma balance sheet financing and other adjustments:

(1)      Reflects the increase in cash and cash equivalents as a result of the net cash proceeds from the Transaction Financing (net of OID and estimated debt issuance costs), fees related to senior secured credit facility amendments to allow for the Transaction to occur and other financing related fees, a portion of which was expensed (reflected in retained earnings) upon the closing of the Transaction and a portion of which was accrued in accrued and other liabilities and in prepaid expenses and other current assets in the historical consolidated balance sheet of Viasat which upon close of the Transaction were reclassified to other assets (long-term) and debt issuance costs.

The following table is a reconciliation of the other financing events adjustments impacting cash and cash equivalents:

(In thousands)
Net cash proceeds from the incurrence of $1.35 billion of indebtedness	$1,276,984
Payment of fees related to senior secured credit facility amendments and other financing related fees	(33,537)

Increase in cash and cash equivalents	$1,243,447

(2)      To record the incurrence of $616.7 million in term loan borrowings under the 2023 Term Loan Facility and the incurrence of $733.4 million in borrowings under the Bridge Facility, net of related estimated debt issuance costs and OID (see footnote 4 below).

(3)      Not used.

Pro forma statements of operations financing and other adjustments:

(4)      To record (1) estimated interest expense (on a straight-line basis, given the results of the effective interest rate method are not materially different) related to the Transaction Financing, and (2) estimated interest expense related to the Inmarsat Transaction and financing events including amortization of debt issuance costs and OID:

	Pro forma interest expense
(In thousands)	Debt balance	Rate	For the fiscal year ended March 31, 2023
2023 Term Loan Facility	$616,700	9.78%	$60,283
Bridge Facility	733,400	7.50%	55,005

Total	1,350,100		115,288
Estimated interest expense related to the Transaction and financing events including amortization of debt issuance costs and discount			36,517

Total pro forma interest expense adjustment			$151,805

The interest expense related to the 2023 Term Loan Facility was calculated using the forward-looking SOFR term rate administered by CME for a one-month interest period as of May 30, 2023, plus an applicable margin of 4.50% and a one-month SOFR Adjustment of 0.1148%. However, borrowings under the 2023 Term Loan Facility bear interest at a variable rate, and therefore the actual interest expense incurred with respect to such borrowing may differ materially from the amounts set forth above. Additionally, management performed a sensitivity analysis over the impact that a change in interest rate of +/– 0.125% under the 2023 Term Loan Facility would have on pro forma interest expense. An increase or decrease in interest rate of +/– 0.125% would increase or decrease interest expense for the fiscal year ended March 31, 2023 by an insignificant amount. The interest expense related to the Bridge Facility was calculated based on the interest rate applicable as of the closing date of the Transaction.

(5)      To record the estimated tax effect of the financing and other adjustments. A blended US federal and state statutory tax rate net of state valuation allowance of 23.5% has been used for all periods presented.